Exhibit 10.1

July 27, 2020

Larry Edwards

ledwards@tphase.com

Dear Larry:

On behalf of the Board of Directors, it is with pleasure that I offer you the position of President and Chief Executive Officer of La Jolla Pharmaceutical Company ("La Jolla") effective on the closing of La Jolla's acquisition of Tetraphase Pharmaceuticals, Inc. (the "Effective Date").

The terms of this offer of employment are as follows:

1.	Position: You will serve as the President and Chief Executive Officer of La Jolla, and you will report to La Jolla's Board of Directors (the "Board").

2.

Base Salary: Your annualized base salary will be $500,000 ("Base Salary"). An amount equal to 1/24th of the Base Salary will be paid to you twice per month in accordance with La Jolla's standard payroll procedures and subject to standard payroll deductions and withholdings. Your Base Salary will be subject to annual review as determined by La Jolla's Board.

3.	Bonus:

a.

Target Bonus. With respect to each calendar year during your employment, in addition to your Base Salary, you will be eligible to earn an annual cash performance bonus, with the target bonus amount being equal to 55% of your Base Salary in effect at such time (the "Target Bonus"). It is understood and agreed that the Target Bonus is discretionary, and the actual bonus will be determined by the Board's assessment of La Jolla's achievement of the corporate goals for the second half of 2020. The payment of your Target Bonus is conditioned upon your continued employment with La Jolla through the date of payment.

b.

XERAVA Sales Threshold Bonuses. You are eligible to receive cash bonuses of up to $200,000 comprised of: (1) $31,000 if XERAVA annual U.S. net sales are at least $20 million during the calendar year ending December 31, 2021; (2) $56,000 if XERAVA annual U.S. net sales are at least $35 million in any calendar year ending on or before December 31, 2024; and (3) $113,000 if XERAVA annual U.S. net sales are at least $55 million in any calendar year ending on or before December 31, 2024 (collectively, the "XERAVA Sales Threshold Bonus"). XERAVA Sales Threshold Bonuses are subject to the terms and conditions provided in the Operating Agreement of La Jolla Pharmaceutical Holdings, LLC, a subsidiary of La Jolla.

Exhibit 10.1

4.

Equity Incentive Award: As of the Effective Date, you will be granted options to purchase 400,000 shares of La Jolla common stock ("Stock Options"). The exercise price of the Stock Options will be equal to the closing price of La Jolla's common stock on the Effective Date. The Stock Options will vest as follows:

a.

300,000 of the Stock Options will be subject to standard 4-year vesting (i.e., 25% vests on the first anniversary of the grant date, and the remaining 75% vests ratably on a monthly basis over the following three years); and

b.

100,000 of the Stock Options will vest as of December 31, 2021 if La Jolla's Adjusted Net Income for the year ending December 31, 2021 is greater than $15 million. Adjusted Net Income is equal to La Jolla's consolidated net income per General Accepted Accounting Principles in the U.S. excluding share-based compensation, depreciation and amortization expense, and accounts for the Healthcare Royalty Partners royalty and the facility rent on a cash basis.

5.	Benefits: You will be entitled during the term of your employment to participate in La Jolla's benefits programs, which are summarized in the attached 2020 Benefits Information Guide.

6.

Confidentiality Policy: You will be required to sign and abide by La Jolla's Confidential Information Agreement and La Jolla's Inventions and Assignment Agreement, and to comply with all La Jolla's policies and practices regarding the protection of its confidential information.

7.

At-will Employment: You should be aware that your employment with La Jolla is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, La Jolla is free to terminate your employment at any time, for any reason or for no reason, provided, however that:

a.

If La Jolla terminates your employment without Cause, or you terminate your employment for Good Reason (as those terms are defined in Attachment A) on or before July 28, 2021, then: (1) you will receive as severance pay an amount equal to twelve (12) months of your then-current base salary (subject to all applicable federal, state and local tax withholdings, and payable over a twelve-month period in accordance with La Jolla's regular payroll practices); and (2) La Jolla will pay your COBRA premiums for medical, dental and vision insurance for you, your spouse and covered dependents, provided that you are eligible for and elect COBRA coverage, until the earlier of: (i) twelve (12) months after your employment ends; or (ii) the date that you become employed by a new employer.

b.

If La Jolla terminates your employment without Cause, or you terminate your employment for Good Reason within 12 months after a Change In Control Event (as defined in Attachment A) and such Change in Control Event occurs on or before July 28, 2021, then: (1) you will receive as severance pay an amount equal to eighteen (18) months of your then current base salary (subject to all applicable federal, state and local tax withholdings, and payable over a eighteen-month period in accordance with La Jolla's regular payroll practices); (2) you will receive 100% of your then current annual Target Bonus (subject to all applicable federal, state and local taxes and withholdings and payable in a lump sum); and (3) La Jolla will pay your COBRA premiums for medical, dental and vision insurance for you, your spouse and covered dependents, provided that you are eligible for and elect COBRA coverage, until the

Exhibit 10.1

earlier of: (i) eighteen (18) months after your employment ends; or (ii) the date that you become employed by a new employer.

Payments under this Section 7, if any, are subject to La Jolla's standard terms and conditions regarding post-employment termination payments.

8.

Entire Agreement: This offer letter constitutes the entire agreement between you and La Jolla relating to your employment, and supersedes all prior or contemporaneous understandings, negotiations and representations, whether oral or written, express or implied and supersedes all prior employment agreements with Tetraphase Pharmaceuticals, Inc.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to La Jolla. This offer will expire at 4:00 pm, Eastern Time on Tuesday, July 28, 2020.

We are excited to have you join La Jolla and are confident you will make a significant contribution to the company.

Sincerely,

/s/ Kevin Tang
Kevin Tang
Chairman of the Board

ACCEPTED:

/s/ Larry Edwards	July 28, 2020
Larry Edwards	Date

Exhibit 10.1

ATTACHMENT A

For the purpose of this Offer Letter:

"Cause" shall mean: (A) a good faith finding by the La Jolla Board that: (i) you have failed or refused to substantially perform your assigned duties, which failure or violation is not cured (provided that the La Jolla Board deems that such failure or violation is curable) within 20 days following written notice from the La Jolla Board to you specifying the duties not performed; (ii) you have engaged in dishonesty, gross negligence or misconduct; (iii) you have materially breached La Jolla's Confidential Information Agreement, Inventions and Assignment Agreement, Insider Trader Policy or other agreement entered into between you and La Jolla; or (B) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to any crime involving moral turpitude or any felony.

"Change in Control Event" shall mean: (A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (B) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a Business Combination"), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination:

"Good Reason" shall occur if a Cause event has not occurred (or has occurred but has been timely cured, to the extent curable), and if: (A) you provide written notice to La Jolla of the event or change you consider to constitute "Good Reason" within 30 calendar days following its occurrence: (B) you provide La Jolla with a period of at least 30 calendar days to cure the event or change: and (C) the "Good Reason" persists following the cure period, and you actually resign within 60 calendar days following the event or change. An event or change constituting "Good Reason" shall be limited to any of the following that occur without your prior written consent: (i) a material diminution of your duties, authority or responsibilities, provided, however, that the assignment of different duties to you by La Jolla involving a reasonably comparable level of responsibility shall not, by itself, constitute "Good Reason," and provided, further, that a change in your duties, authority or responsibilities solely as a result of La Jolla’s acquisition by or merger with another entity, if you continue to have a comparatively senior role relative to La Jolla or its successor following such event, shall not, by itself, constitute "Good Reason"; (ii) a material diminution in your base compensation: or (iii) the relocation of the principal place at which you provide services to La Jolla by at least 50 miles and to a location such that your daily commuting distance is increased.